Exhibit 10.11

COCA-COLA ENTERPRISES, INC.

EXECUTIVE PENSION PLAN

(EFFECTIVE OCTOBER 2, 2010)

ARTICLE I

INTRODUCTION AND PURPOSE

1.1. Purpose. The purpose of the Coca-Cola Enterprises, Inc. Executive Pension Plan (the “Plan”) is to supplement, for a select group of eligible executives of the Company, the retirement benefits accrued under the Coca-Cola Enterprises Employees’ Pension Plan (the “Pension Plan”) and to replace amounts that would have accrued under the Pension Plan from October 2, 2010 through December 27, 2010 assuming continued participation in the Pension Plan. This Plan is a continuation of the Coca-Cola Enterprises Inc. Executive Pension Plan, certain liabilities of which were transferred to International CCE Inc. before the closing of the transaction contemplated by the Business Separation and Merger Agreement by and between Coca-Cola Enterprises Inc., International CCE Inc., The Coca-Cola Company, and Cobalt Subsidiary LLC dated February 25, 2010 (referred to herein as the “Merger”). After the Merger, International CCE Inc. was renamed Coca-Cola Enterprises, Inc.

1.2. Effective Date. The Plan shall be effective on October 2, 2010

1.3. Termination. The Plan shall terminate on December 27, 2010, and Plan benefits will be paid in a lump sum on or as soon as practicable after such date consistent with the requirements of Treas. Reg. § 1.409A-3(j)(ix)(B).

ARTICLE II

DEFINITIONS

“Administrative Committee” means the committee appointed pursuant to Article IV to administer the Plan or such committee’s designee.

“Affiliates” means all entities treated as a single service recipient or employer with the Company pursuant to Code section 409A.

“Beneficiary” means (i) the beneficiary designated by the Participant in accordance with the procedures established by the Administrative Committee, (ii) if the Participant has not designated a beneficiary or such beneficiary is no longer living, the Participant’s Surviving Spouse, and (iii) if there is no designated beneficiary or Surviving Spouse, the Participant’s estate. A Participant’s beneficiary designation under the Prior Executive Pension Plan will continue in effect under this Plan unless changed or revoked in accordance with the rules hereunder.

“Benefit Service” shall have the same meaning as “Benefit Service” under the Pension Plan, shall be determined in the same manner as under the Pension Plan, and shall include (i) service with Coca-Cola Enterprises Inc. and (ii) service with the Company that would constitute “Benefit Service” under the Pension Plan if such service were performed for Coca-Cola Enterprises Inc.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to any section of the Code includes reference to any regulations promulgated thereunder, and any related administrative guidance, notice, or ruling that amends or supplements such section.

“Company” means International CCE Inc., Coca-Cola Enterprises, Inc. as its successor, and any subsequent successor or successors.

“Compensation” means those amounts included in the definition of “Compensation” under the Pension Plan, including amounts paid (i) by Coca-Cola Enterprises Inc. and (ii) by the Company that would constitute “Compensation” under the Pension Plan if such amounts were paid by Coca-Cola Enterprises Inc. and the Participant had continued to be employed by Coca-Cola Enterprises Inc. For purposes of this Plan, Compensation shall be determined without regard to the limits of Code Section 401(a)(17), and shall include any amounts deferred by the Participant under the Supplemental MESIP, Supplemental Savings Plan, and any other nonqualified deferred compensation arrangement between Coca-Cola Enterprises Inc. and its affiliates or the Company and the Participant, provided such amounts shall be considered only in the year in which they are first deferred and not in any later year, including the year(s) of receipt. Compensation shall not include any amounts paid under a severance plan of the Company or a severance agreement with the Company.

“Final Average Earnings” shall be determined in the same manner as “Final Average Earnings” under the Pension Plan, provided, however, that Compensation shall be used in making such determination, and Compensation earned in the year in which the Participant Separates from Service with the Company and all Affiliates shall be considered Compensation earned in a complete calendar year.

“Normal Retirement Age” means age 65.

“Participant” means an employee of the Company as of October 2, 2010 with respect to whom benefit liabilities under the Prior Executive Pension Plan were transferred to International CCE Inc. in connection with the Merger and who was accruing a benefit under the Prior Executive Pension Plan immediately before October 2, 2010. No other individual shall become a Participant. An individual shall remain a Participant so long as he has any interest remaining under the Plan.

“Pension Plan” means the Coca-Cola Enterprises Employees’ Pension Plan as in effect on October 2, 2010.

“Pension Plan Base Benefit” means the retirement benefit the Participant would receive under the Pension Plan excluding any portion of such benefit attributable to (i) a rollover to the Pension Plan from a defined contribution plan, (ii) any “add on” benefits relating to certain merged plans as described in the definition of an “Accrued Benefit” under the Pension Plan, or (iii) any early retirement supplement paid pursuant to Article III.I. (or any successor provision) of the Pension Plan, and determined before any applicable offset to such retirement benefit as described in the definition of an “Accrued Benefit” under the Pension Plan.

“Plan” means the Coca-Cola Enterprises, Inc. Executive Pension Plan.

“Plan Year” means the short Plan year beginning October 2, 2010 and ending on December 27, 2010.

“Prior Executive Pension Plan” means the Coca-Cola Enterprises Inc. Executive Pension Plan as in effect on October 2, 2010.

“Prior Supplemental Pension Plan” means the Coca-Cola Enterprises Inc. Supplemental Pension Plan as in effect on October 2, 2010.

“Related Company” shall have the same meaning as “Related Company” under the Pension Plan.

“Separation from Service” or “Separates from Service” means a separation from service, within the meaning of Code section 409A, with the Company and all Affiliates, applying the special rules regarding military service and periods of leave treated as continued employment pursuant to Treas. Reg. § 1.409A-1(h)(1)(i) and using a 50% threshold for the level of service rather than 20% under Treas. Reg. § 1.409A-1 (h)(1)(ii).

“Social Security Taxable Wage Base” means, with respect to any calendar year, the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the calendar year.

“Supplemental MESIP” means the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan as in effect on October 2, 2010.

“Supplemental Pension Plan” means the Coca-Cola Enterprises, Inc. Supplemental Pension Plan.

“Supplemental Savings Plan” means the Coca-Cola Enterprises, Inc. Supplemental Savings Plan.

“Surviving Spouse” shall have the same meaning as “Surviving Spouse” under the Pension Plan. As under the Pension Plan, references to a “Surviving Spouse” or “spouse” shall be interpreted to refer to a person of the opposite sex to whom the Participant is legally married, and references to “married” or “unmarried” shall be interpreted to refer to a legal marriage to a person of the opposite sex.

ARTICLE III

BENEFITS

3.1. Calculation of Benefit. A Participant’s benefit under this Plan shall be calculated in the manner described in this Section 3.1 and paid at the time and in the form provided in Section 3.2.

(a)	Normal or Late Retirement. A Participant who Separates from Service on or after attainment of his Normal Retirement Age shall be entitled to a benefit calculated based on a life annuity in an amount equal to the excess, if any, of (1) over (2) below:

(1)	A retirement benefit equal to 1.15% percent of the Participant’s Final Average Earnings plus 0.25% of the Participant’s Final Average Earnings in excess of the Social Security Taxable Wage Base in effect in the year the Participant Separates from Service, multiplied by the Participant’s Benefit Service.

(2)	The Participant’s Pension Plan Base Benefit.

(b)	If a Participant accrued a vested benefit under the Prior Executive Pension Plan during more than one period of employment, then an amount shall be added to clause (2) above that is equal to such prior period vested benefit under the Prior Executive Pension Plan determined in the form of a single life annuity payable at Normal Retirement Age.

(c)	Solely for purposes of this Article III, “Benefit Service” shall also include, in calculating the amount under clause (1) and the Pension Plan Base Benefit under clause (2), the number of months of Benefit Service, if any, expressly provided for under a severance agreement with the Company or a severance plan of the Company, or, if no additional Benefit Service is expressly provided for under such severance agreement or plan, the number of full months of the Participant’s compensation that was used to determine the amount paid to the Participant under such severance agreement or plan. The crediting of such additional Benefit Service is contingent on the Participant signing any release or other agreement required by the Company before the date specified by the Company.

(d)	If a Participant became vested in his benefit under the Prior Executive Pension Plan pursuant to the provision regarding transfers to a Related Company under Article V of the Prior Executive Pension Plan, the benefit calculated under clause (2) above shall be determined assuming that the Participant is also vested in his or her Pension Plan Base Benefit; however, amounts paid to the Participant by the Related Company shall not be included in Compensation.

(e)	Early and Deferred Vested Retirement. A Participant who Separates from Service before he attains Normal Retirement Age shall be entitled to a benefit calculated based on a life annuity in an amount equal to the excess, if any, of (1) over (2) below:

(1)	The amount determined under Section 3.1(a)(1), reduced by 1.5% for each year, up to five years, by which the Participant’s Separation from Service precedes Normal Retirement Age and by 5% for each year, up to five years, by which the Participant’s Separation from Service precedes age 60. The foregoing reductions shall be applied on a monthly basis.

(2)	The Participant’s Pension Plan Base Benefit reduced for commencement before Normal Retirement Age to the later of age 55 or Separation from Service using the early retirement factors specified in the Pension Plan.

(f)	Death Benefit.

(1)	If a Participant dies before Separation from Service, the Participant’s Beneficiary shall be entitled to a benefit calculated based on the survivor portion of a joint and 50% survivor annuity based on the amount calculated under Section 3.1(a) or Section 3.1(e), as applicable, and converted to such form of payment applying the actuarial factors specified in the Pension Plan. If the Participant’s Beneficiary is not a person (e.g., the Participant’s estate), the death benefit shall be calculated based on the assumption that the Beneficiary is the same age as the Participant.

(2)	If a Participant dies after Separation from Service but before payment is made or commences under Section 3.2, or after commencement of installment payments under Section 3.2, the Participant’s Beneficiary shall receive a lump-sum payment upon the Participant’s death equal to the lump-sum payment that was scheduled to be made to the Participant or the present value of the remaining installments that were scheduled to be made to the Participant.

(g)	Limitation. The total of the benefits payable under the Plan and the Pension Plan Base Benefit shall not exceed the lump-sum value of three times the applicable limit under Code section 415 as in effect on the date benefit payments commence. The benefits under this Plan shall be reduced to the extent necessary to satisfy this Section 3.1(g).

3.2. Commencement and Form of Benefit Payment. The benefit calculated under Section 3.1 shall be paid at the time and in the form specified in this Section 3.2.

(a)	Commencement. Payments under this Plan shall be made or shall commence upon the first day of the month following the earlier of (i) the Participant’s Separation from Service or (ii) the Participant’s death.

Notwithstanding the foregoing, any payment on account of a Separation from Service that would otherwise be made to a Participant who is a “specified employee” within the meaning of Code section 409A, using the methodology established by the Company for determining specified employees, during the six-month period following the Participant’s Separation from Service shall not be made during such six-month period, and shall instead be made at the end of such six-month period. Any payments that are not scheduled to be made during such six-month period shall be made at the time originally scheduled.

(b)

Form upon Separation from Service. In the event of a Participant’s Separation from Service, the Participant’s benefit shall be paid in the form described in this Section 3.2(b). The Participant’s benefit shall be paid in the form of a lump sum or ten equal annual installments depending on the lump-sum value of his benefit. The lump-sum value of a Participant’s benefit shall be determined as of his commencement date based on the Participant’s benefit calculated under Section 3.1(a) or (b), as applicable, converted into an actuarially equivalent lump sum. If the lump-sum value is less than $250,000, the benefit shall be paid in the form of a single lump-sum payment. If the lump-sum value is equal to or greater than $250,000, the benefit shall be paid in ten equal annual installments. The first such installment shall be made upon the Participant’s commencement date under Section 3.2(a), and each succeeding installment shall be made on July 1 of each calendar year following the year of the Participant’s Separation from Service (accordingly, if the six-month delay described in Section 3.2(a) applies, two payments could be made in the year following the year of the Participant’s Separation from Service). For purposes of Code section 409A, payments made in the form of installments shall be treated as a single payment made on the date of the first installment payment.

(c)	Lump Sum Election. In the case of a Participant who elected during 2008 in the manner permitted by the Administrative Committee of the Prior Executive Pension Plan to have his benefit paid in a lump sum regardless of the lump-sum value of the benefit, the benefit shall be paid in a lump sum, determined as described in this Section 3.2(b).

(d)	Form upon Death. In the event of a Participant’s death, any benefit payable under Section 3.1(f)(1) shall be paid in the form of an actuarially equivalent lump sum, and any benefit payable under Section 3.1(f)(2) shall be paid in a lump sum as described in such Section.

(e)	Benefit Calculations. The actuarially equivalent lump sum described in this Section 3.2 shall be determined on the basis of reasonable interest and mortality assumptions determined by the Administrative Committee. The ten equal annual installments payable under this Section 3.2 shall be determined based on the lump-sum value with a reasonable interest adjustment to account for the longer payment period as determined by the Administrative Committee. In the event that an installment or lump-sum payment is delayed for six months pursuant to Section 3.2(a) or is not paid immediately following the applicable event described in Section 3.2(a), the delayed payment shall be credited with reasonable interest, as determined by the Administrative Committee, to reflect the delay in payment.

3.3. Minimum Benefit for Former Participants in Supplemental Pension Plan. A Participant who participated in the Prior Supplemental Pension Plan whose benefit thereunder was transferred to the Prior Executive Pension Plan pursuant to Section 3.2 of the Prior Supplemental Pension Plan as a result of becoming eligible to participate in the Prior Executive Pension Plan shall be entitled to a minimum benefit under this Plan equal to such Participant’s benefit calculated under Section 3.1 of the Prior Supplemental Pension Plan as of the date he ceased to be an eligible employee thereunder. Such transferred benefit shall be calculated based on the reduction factors provided in the Supplemental Pension Plan for purposes of determining whether it exceeds the benefit provided under the generally applicable Plan formula, and if the transferred benefit exceeds such Plan benefit, it shall be converted to a lump sum or installments, as applicable, using the interest rate and mortality table applicable under the Supplemental Pension Plan.

3.4. Benefit Accrual and Payment Following Separation from Service. After a Participant has Separated from Service, the Participant shall not accrue any additional benefits under this Plan, regardless of whether the Participant receives ongoing severance payments. Furthermore, the Participant’s rehire by the Company or an Affiliate shall not affect the time or form of payment of the Participant’s benefit payable under the Plan with respect to any prior period of employment.

3.5. Vesting. A Participant shall be fully vested in his benefit at all times.

ARTICLE IV

PLAN ADMINISTRATION

4.1. Administrative Committee. The Plan shall be administered by an Administrative Committee appointed by the Company.

4.2. Administrative Committee Action. Action of the Administrative Committee may be taken with or without a meeting of its members, provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of committee members qualified to vote with respect to such action. If a member of the Administrative Committee is a Participant, he shall not participate in any decision that solely affects his own benefits under the Plan.

4.3. Rights and Duties. The Administrative Committee shall administer the Plan and shall have all powers and discretion necessary to accomplish that purpose, including, but not limited to, the following:

(a)	to construe, interpret, and administer the terms and intent of the Plan with its decisions to be final and binding on all parties;

(b)	to make all determinations required by the Plan, and to maintain all necessary records of the Plan;

(c)	to compute and certify to the Company the amount of benefits payable to Participants or Beneficiaries, and to determine the time and manner in which such benefits are to be paid; and

(d)	to designate a subcommittee, individual, or individuals to exercise any authority of the Administrative Committee under this Plan.

4.4. Compensation, Indemnity, and Liability. The Administrative Committee shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Administrative Committee shall be paid by the Company. No member of the Administrative Committee shall be liable for any act or omission of any other member or any act or omission on his own part, except his own willful misconduct. The Company shall indemnify and hold harmless each member of the Administrative Committee against any and all expenses and liabilities, including reasonable legal fees and expenses arising out of his membership on the Administrative Committee, except for expenses or liabilities arising out of his own willful misconduct.

4.5. Taxes. If all or any portion of a Participant’s or Beneficiary’s benefit under this Plan shall become subject to any income, employment, estate, inheritance, or other tax that the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property credited to such Participant or Beneficiary at the time the benefits under this Plan are distributable.

ARTICLE V

CLAIMS PROCEDURE

Claims for benefits and appeals of claim determinations under the Plan shall be processed in the manner set forth under the claims and appeals procedures set forth in the Pension Plan, provided that for this purpose all references in the Pension Plan to the “Committee” under the Pension Plan shall be read as references to the Administrative Committee.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1. Amendment. The Company or Administrative Committee shall each have the right to amend the Plan in whole or in part at any time, provided, however, that no amendment shall reduce the benefits accrued on behalf of any Participant as of the effective date of such amendment. Any amendment shall be in writing and executed by a duly authorized officer of the Company or a member of the Administrative Committee.

6.2. Termination of the Plan. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, in accordance with and subject to Code section 409A. In the event of termination of the Plan, the benefits accrued under the Plan on behalf of any Participant, as of the effective date of such termination, shall not be reduced and shall be distributed at a time and in the manner determined by the Administrative Committee, subject to the limitations of Code section 409A.

ARTICLE VII

MISCELLANEOUS

7.1. Limitation on Participant’s Rights. Participation in this Plan shall not give any Participant the right to be retained in the Company’s employ or any rights or interest in this Plan or any assets of the Company other than as herein provided. The Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Company under this Plan, except to the extent provided herein.

7.2. Benefits Unfunded. The benefits provided by this Plan shall be unfunded. All amounts payable under the Plan to Participants or Beneficiaries shall be paid from the general assets of the Company, and nothing contained herein shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits. Any funds of the Company available to pay benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company. Participants and Beneficiaries shall have the status of general unsecured creditors of the Company with respect to their benefits under the Plan or any other obligation of the Company to pay benefits pursuant hereto.

Notwithstanding the preceding paragraph, the Company may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. To the extent that assets are held in a trust when a Participant’s benefits under the Plan become payable, the Administrative Committee may direct the trustee to pay such benefits to the Participant from the assets of the trust.

7.3. Other Plans. This Plan shall not affect the right of any Participant to participate in and receive benefits under any employee benefit plans that are maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

7.4. Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereunder. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

7.5. Section 409A Compliance. This Plan is intended to comply with Code section 409A, and shall be interpreted and operated in accordance with such intent. Nothing in the Plan shall provide a basis for any person to take action against the Company based on matters covered by Code section 409A, including the tax treatment of amounts accrued under the Plan, and the Company shall not under any circumstances have any liability to any Participant or Beneficiary for any taxes, penalties, or interest due on amounts paid or payable under the Plan, including taxes, penalties, or interest imposed under Code section 409A.

7.6. Gender, Number, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

Successors and Assigns; Nonalienation of Benefits. This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns, provided, however, that the benefits of a Participant hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder shall be void, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement.